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                            JOINT FILING AGREEMENT
                            ----------------------

THIS AGREEMENT dated the 18th day of August, 1998.

WHEREAS:

A. As a result of the purchase of 367,500 shares (the "Purchased Shares") of common stock of Hariston Corporation ("Hariston") on August 17, 1998, Cross Creek Finance Group Ltd. ("Cross Creek") is currently the direct beneficial owner of 1,063,500 common shares of Hariston (the "Hariston Shares"), and Pacific Mercantile Company Limited ("Pacific Mercantile") is the indirect beneficial owner of the Hariston Shares; and

B. Each of Pacific Mercantile and Cross Creek (each a "Filer" and, collectively, the "Filers") is responsible for filing an Amendment No. 1 to the Statement on Schedule 13D filed March 16, 1998 (the "Amendment") relating to the Purchased Shares, pursuant to U.S. securities laws;

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. Each Filer covenants and agrees that it is individually eligible to use the Amendment;

2. Each Filer covenants and agrees that it is individually responsible for the timely filing of the Amendment, and any further amendments to the Statement on Schedule 13D, and for the completeness and accuracy of the information contained therein concerning itself, but is not responsible for the completeness and accuracy of any of the information contained in the Amendment, and any further amendments to the Statement on Schedule 13D, concerning any other Filer, unless the Filer knows or has reason to believe that the information concerning such other Filer is inaccurate;

3. Each Filer warrants and represents that the Amendment contains the required information with regard to itself and indicates that it is filed on behalf of all Filers; and

4. Each Filer warrants, represents, covenants and agrees that the Amendment, to which this Joint Filing Agreement is attached as Exhibit 1, is filed on its behalf.

IN WITNESS WHEREOF the parties have duly executed this Joint Filing Agreement as of the day and year first above written.


PACIFIC MERCANTILE COMPANY LIMITED

By:  /s/ Tom S. Kusumoto
   -------------------------------
   Tom S. Kusumoto, President

CROSS CREEK FINANCE GROUP LTD.

By:  /s/ Tom S. Kusumoto
   -------------------------------
   Tom S. Kusumoto, President